Exhibit 99.5


                            PATENT LICENSE AGREEMENT


                                     between


                       LUCENT TECHNOLOGIES GRL CORPORATION


                                       and


                                 ARTISOFT, INC.


                          Effective as of June 30, 2000


             Relating to Interactive Messaging and Response Products

                            PATENT LICENSE AGREEMENT

                                TABLE OF CONTENTS

                                                                            Page
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ARTICLE I  GRANTS OF LICENSES..................................................1

  1.01    Grant................................................................1
  1.02    Scope................................................................1
  1.03    Ability to Provide Licenses..........................................2
  1.04    Joint Inventions.....................................................2
  1.05    Publicity............................................................2

ARTICLE II ROYALTY AND PAYMENTS................................................3

  2.01    Initial Fee..........................................................3
  2.02    Royalty Calculation..................................................3
  2.03    Accrual..............................................................3
  2.04    Records and Adjustments..............................................3
  2.05    Reports and Payments.................................................4

ARTICLE III TERMINATION........................................................5

  3.01    Breach...............................................................5
  3.02    Voluntary Termination................................................5
  3.03    Survival.............................................................5

ARTICLE IV MISCELLANEOUS PROVISIONS............................................5

  4.01    Disclaimer...........................................................5
  4.02    Nonassignability.....................................................5
  4.03    Addresses............................................................7
  4.04    Taxes................................................................7
  4.05    Choice of Law........................................................7
  4.06    Integration..........................................................8
  4.07    Outside the United States............................................8
  4.08    Dispute Resolution...................................................8
  4.09    Releases.............................................................9
  4.10    Covenant Not to Sue.................................................10

APPENDIX A - DEFINITIONS
APPENDIX B - PARTIAL LIST OF GRL PATENTS

                            PATENT LICENSE AGREEMENT

     This  Patent  License  Agreement  ("Agreement")  is between  the  following
Parties: LUCENT TECHNOLOGIES GRL CORPORATION, a Delaware corporation ("GRL"), having an office at Suite 105, 14645 77th Avenue, Miami Lakes, Florida 33014, and ARTISOFT, INC. a Delaware corporation ("ARTISOFT"), having an office at 5 Cambridge Center, Cambridge, Massachusetts 02142. This Agreement is effective on June 30, 2000 ("Effective Date"). The Parties agree as follows*:

                                    ARTICLE I
                               GRANTS OF LICENSES

1.01 GRANT

     (a)  GRL  grants  to  ARTISOFT   under  GRL's  PATENTS   nonexclusive   and
nontransferable (except as provided herein) licenses to make, have made, use, lease, sell, offer to sell or import:

                  INTERACTIVE MESSAGING AND RESPONSE PRODUCTS.

     Notwithstanding the foregoing, no licenses under GRL's PATENTS are granted to ARTISOFT for INTERACTIVE MESSAGING AND RESPONSE PRODUCTS, SPECIALIZED.

     (b)  ARTISOFT  grants  to  GRL  under  ARTISOFT's   PATENTS   nonexclusive,
royalty-free and non-transferable (except as provided herein) licenses to make, have made, use, lease, sell, offer to sell or import products of any kind.

     (c) All licenses granted under this Section 1.01 under any patent shall continue for a five (5) year period commencing on the Effective Date unless terminated in accordance with Article Ill.

     (d) Subject to the terms of Section 1.03 hereof, (i) each Party warrants to the other that it has the ability to grant the licenses and releases in this Agreement and (ii) GRL warrants that GRL's PATENTS include the patents listed in Appendix B. Each Party agrees to defend, indemnify and hold the other Party harmless for any breach of this warranty.

     Any term in capital letters which is defined in Appendix A - Definitions shall have the meaning specified therein.

1.02 SCOPE

     (a) Licenses granted herein to ARTISOFT are not to be construed either (i) 'as consent by the grantor to any act which may be performed by ARTISOFT, except to the extent impacted by a patent licensed herein to ARTISOFT, or (ii) to include licenses to contributorily infringe or induce infringement under U.S. law or a foreign equivalent thereof.

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*    Any term in capital  letters  which is defined in Appendix A -  Definitions shall have the meaning specified therein.

     (b) The grant of each license hereunder to a Party includes the right to grant sublicenses within the scope of such license to such Party's RELATED COMPANIES for so long as they remain its RELATED COMPANIES. Any such sublicense may be made effective retroactively, but not prior to the Effective Date hereof, nor prior to the sublicensees becoming a RELATED COMPANY of such Party.

     (c) The grant of each license hereunder conveys to any customer of the grantee or end user a LICENSED PRODUCT manufactured or sold by grantee the right to use and resell such LICENSED PRODUCT as sold or leased by such grantee (whether or not as part of a larger combination); provided, however, that no rights may be conveyed to customers or end users with respect to any invention which is directed to (1) a method or process which is other than the method of operation carried out by the LICENSED PRODUCT in the form furnished by the grantee, or (2) a method or process involving the use of a LICENSED PRODUCT to manufacture (including associated testing) any other product.

1.03 ABILITY TO PROVIDE LICENSES

     A Party's failure to meet any obligation hereunder, due to the assignment of title to any invention or patent, or the granting of any licenses, to the United States Government or any agency or designee thereof pursuant to a statute or regulation of, or contract with, such Government or agency, shall not constitute a breach of this Agreement.

1.04 JOINT INVENTIONS

     (a) There are countries (not including the United States) which require the express consent of all inventors or their assignees to the grant of licenses or rights under patents issued in such countries for joint inventions.

     (b) Each Party shall give such consent, or shall obtain such consent from its RELATED COMPANIES, its employees or employees of any of its RELATED COMPANIES, as required to make full and effective any such licenses and rights respecting any joint invention granted to the grantee hereunder by such Party and by another licensor of such grantee.

     (c) Each Party shall take steps which are reasonable under the circumstances to obtain from third parties whatever other consents are necessary to make full and effective such licenses and rights respecting any joint invention purported to be granted by it hereunder. If, in spite of such reasonable efforts, such Party is unable to obtain the requisite consents from such third parties, the resulting inability of such Party to make full and effective its purported grant of such licenses and rights shall not be considered to be a breach of this Agreement.

1.05 PUBLICITY

     (a) Nothing in this Agreement shall be construed as conferring upon either Party or its RELATED COMPANIES any right to include in advertising, packaging or other commercial activities related to a LICENSED PRODUCT, any reference to the other Party (or any of its RELATED COMPANIES), its trade names, trademarks or service marks in a manner which would be likely to cause confusion or to indicate that such LICENSED PRODUCT is in any way certified by the other Party hereto or its RELATED COMPANIES.

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     (b)  The parties agree to keep the terms and  conditions of this  Agreement in confidence, except as required by law.

                                   ARTICLE II
                              ROYALTY AND PAYMENTS

2.01 INITIAL FEE

     (a) Within ten (10) days of the date the last of the Parties executes this Agreement, ARTISOFT shall pay to GRL at the address specified in Section 4.03 a fee of two hundred fifty thousand United States dollars (U.S. $250,000.00).

     (b) In no event shall any fees paid under this Section 2.01 or any portion thereof be refunded to ARTISOFT.

2.02 ROYALTY CALCULATION

     (a) During the reporting period in which the sum of REVENUE accrued during the term of this Agreement exceeds twenty-five million United States dollars (U.S. $25,000,000.00), ARTISOFT shall pay to GRL a royalty of one percent (1%) of the portion of such sum in excess of twenty-five million United States dollars (U.S. $25,000,000.00). Thereafter and until the reporting period in which the sum of REVENUE accrued during the term of this Agreement exceeds fifty million United States dollars (U.S. $50,000,000.00), ARTISOFT shall pay to GRL a royalty of one percent (1%) on REVENUE.

     (b) During the reporting period in which the sum of REVENUE accrued during the term of this Agreement exceeds fifty million United States dollars (U.S. $50,000,000.00), ARTISOFT shall pay to GRL a royalty of (i) one percent (1%) on the portion of REVENUE accrued during such reporting period such that such sum is less than fifty million United States dollars (U.S. $50,000,000.00), and (ii) two percent (2%) on the remaining portion of REVENUE accrued during such reporting period: Thereafter ARTISOFT shall pay to GRL a royalty of two percent (2%) on REVENUE.

2.03 ACCRUAL

     (a) Royalty shall accrue on REVENUE on the date on which ARTISOFT accounts for such REVENUE for the purpose of publicly reporting in its 10K filing and shall become payable in accordance with Section 2.05. Obligations to pay accrued royalties shall survive termination of licenses and rights pursuant to Article III and the expiration of any patent.

     (b) When a company ceases to be a RELATED COMPANY of ARTISOFT, royalties which have accrued with respect such company, but which have not been paid, shall become payable, with ARTISOFT's next scheduled royalty payment.

2.04 RECORDS AND ADJUSTMENTS

     (a) ARTISOFT shall keep full, clear and accurate records with respect to REVENUE and shall furnish any information which GRL may reasonably prescribe from time to time to enable GRL to ascertain the proper royalty due hereunder on

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
account of REVENUE by ARTISOFT or any of its RELATED COMPANIES. ARTISOFT shall retain such records with respect to REVENUE for at least four (4) years. GRL shall have the right through its accredited auditors to make an examination, during normal business hours, of all records and accounts bearing upon the amount of royalty payable to it hereunder. Prompt adjustment shall be made to compensate for any errors or omissions disclosed by such examination. GRL shall be entitled to such an examination by its auditors no more than once in any calendar year.

     (b) Independent of any such examination, GRL will credit to ARTISOFT (and refund to ARTISOFT if overpayments exceed royalty payments subsequently due) the amount of any overpayment of royalties made in error which is identified and fully explained in a written notice to GRL delivered within twelve (12) months after the due date of the payment which included such explained overpayment provided that GRL is able reasonably to verify the existence and extent of the overpayment.

     No refund, credit or other adjustment of royalty payments shall be made by GRL except as provided in this Section 2.04. Rights conferred by this Section
2.04 shall not be affected by any statement appearing on any check or document, except to the extent that any such right is expressly waived or surrendered by a Party having such right and signing such statement.

2.05 REPORTS AND PAYMENTS

     (a) Within sixty (60) days after the end of each semiannual period ending on June 30th or December 31st, commencing with the semiannual period after which this Agreement first becomes effective, ARTISOFT shall furnish to GRL at the address specified in Section 4.03, a statement certified by a responsible official of ARTISOFT showing in a manner acceptable to GRL:

          (i)  all REVENUE during such semiannual period; and

          (ii) the amount of royalty payable thereon.

     If no REVENUE has been received, the statement shall show that fact.

     (b) Within such sixty (60) days ARTISOFT shall pay in United States dollars to GRL at the address specified in Section 4.03 the royalties payable in accordance with such statement. Any conversion to United States dollars shall be at the prevailing rate for bank cable transfers as quoted for the last day of such semiannual period by leading United States banks in New York: City dealing in the foreign exchange market.

     (c) Overdue payments hereunder shall be subject to a late payment charge calculated at an annual rate of three percentage points (3%) over the prime rate or successive prime rates (as posted in New York City) during delinquency. If the amount of such charge exceeds the maximum permitted by law, such charge shall be reduced to such maximum.

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
                                   ARTICLE III
                                   TERMINATION

3.01 BREACH

     In the event of a material breach of this Agreement by either Party, the other Party may, in addition to any other remedies that it may have, at any time terminate all licenses and rights granted by it hereunder not less than two (2) months after providing written notice specifying such breach, unless within the period following such notice all material breaches specified therein shall have been remedied.

3.02 VOLUNTARY TERMINATION

     By written notice to the other Party, either Party may voluntarily terminate all or a specified portion of the licenses and rights granted to it hereunder. Such notice shall specify the effective date (not more than six (6) months prior to the giving of said notice) of such termination and shall clearly specify any affected patent, invention or product.

3.03 SURVIVAL

     (a) If a company ceases to be a RELATED COMPANY of a Party, licenses and rights granted hereunder with respect to patents of such company shall not be affected by such cessation.

     (b) Any termination of licenses and rights of a Party under the provisions of this Article Ill shall not affect such Party's licenses, rights and obligations with respect to any LICENSED PRODUCT made prior to such termination, shall not affect the rights of such Party's customers or end users of its LICENSED PRODUCTS made prior to such termination, and shall not affect the other Party's licenses and rights (and obligations related thereto) hereunder.

                                   ARTICLE IV
                            MISCELLANEOUS PROVISIONS

4.01 DISCLAIMER

     NEITHER PARTY NOR ANY OF ITS RELATED COMPANIES MAKES ANY REPRESENTATIONS, EXTENDS ANY WARRANTIES OF ANY KIND, ASSUMES ANY RESPONSIBILITY OR OBLIGATIONS WHATEVER, OR CONFERS ANY RIGHT BY IMPLICATION, ESTOPPEL OR OTHERWISE, OTHER THAN THE LICENSES, RIGHTS AND WARRANTIES HEREIN EXPRESSLY GRANTED.

4.02 NONASSIGNABILITY

     (a) GRL has entered into this Agreement in contemplation of personal performance by ARTISOFT and it is GRL's intention that a transfer of ARTISOFT's licenses or rights not occur, other than pursuant to Section 4.02(d), without GRL's express written consent.

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
     (b) Neither this Agreement nor any licenses or rights granted hereunder, in whole or in part, shall be assignable or transferable by ARTISOFT, except pursuant to Section 4.02(d), by ARTISOFT (by operation of law or otherwise) without GRL's express written consent.

     (c) Any purported assignment or transfer of this Agreement or licenses or rights hereunder by ARTISOFT without GRL's consent, if required, shall be void (without affecting any other licenses or rights hereunder).

     (d) If during the term of this Agreement, a third party acquires the computer telephony business of ARTISOFT or if the computer telephony business of ARTISOFT is merged into the third party and such third party controls the surviving entity, and if the acquired/merged ARTISOFT computer telephony business exists as a separately identifiable business within the operations of such third party, then the licenses granted herein shall continue only: (i) for the duration of this Agreement or for so long as the acquired/merged ARTISOFT business continues to exist as a separately identifiable business, whichever is shorter, and (ii) only for the products of the kind sold or furnished by the acquired/merged ARTISOFT business. Except as expressly provided herein, the products of the third party, even if of the same kind or similar to those of the acquired/merged ARTISOFT business, shall not be licensed by virtue of this Agreement.

     (e)  The provisions of Section 4.02(d) shall apply only if:

          (i) there is no lawsuit filed, with respect to any patent matter (including any patent license) or any trade secret matter, as of the announcement of the acquisition/merger either between GRL (or any of its RELATED COMPANIES) and the acquiring/merging company of ARTISOFT or between GRL (or any of its RELATED COMPANIES) and ARTISOFT; and

          (ii) the acquiring/merging party provides a letter to GRL within 30 days of the acquisition/merger, agreeing to the terms and conditions of this Agreement.

     In no event, however, shall such acquiring/merging party be required to grant a cross-license to its patents as a condition of obtaining the license assignment described in Section 4.02(d).

     (f) This Agreement and/or the licenses and rights granted herein to GRL, in whole or in part, may be assigned by GRL to any of its RELATED COMPANIES.

     (g) If GRL or any of its RELATED COMPANIES divests a portion of its business and such divested business continues operation as a separately identifiable business, then the licenses granted hereunder to GIRL may be sublicensed to such divested separate business without the consent of ARTISOFT, but only (i) for the duration of this Agreement or to the extent and for the time the divested business functions as a separately identifiable business, and
(ii) for products and services of the kind provided by the divested business prior to its divestiture and not to any products or services of any entity which acquires the divested business. This Section 4.02(g) shall apply regardless of whether the business is divested by a distribution to existing shareholders, a

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
sale of assets or as a sale of a legal entity (e.g., sale of a SUBSIDIARY). The sublicensing rights specified herein shall include any business whose acquisition is after the effective date of this Agreement, provided the acquisition of such business was not a sham for the purpose of extending rights to the acquired (and then divested) business. The covenant not to sue contained in Section 4.10 shall apply to any entity receiving a sublicense pursuant to this Section 4.02(g).

4.03 ADDRESSES

     (a) Any notice or other communication hereunder shall be sufficiently given to the ARTISOFT when sent by certified mail addressed to ARTISOFT's office above specified, or to GRL when sent by certified mail addressed to Contract Administrator, Intellectual Property Organization, Lucent Technologies GRL Corp., Suite 105, 14645 N.W. 77th Avenue, Miami Lakes, Florida 33014, United States of America. Changes in such addresses may be specified by written notice.

     (b) Payments by ARTISOFT shall be made to GRL at Lucent Technologies - GRL Corporation, General Post Office, P.O. Box 6219, New York, New York, 10087-6219, United States of America. Alternatively, payments to GRL may be made by bank wire transfers to GRL's account at Chase Manhattan Bank: Lucent Technologies GRL Corporation, Account No. 323857752, Swift Code: CHASUS33, ABA Code: 021000021. Changes in such address or account may be specified by written notice.

4.04 TAXES

     (a) ARTISOFT shall bear all taxes, duties, levies and similar charges (and any related interest and penalties), however designated, imposed as a result of the existence or operation of this Agreement, except (i) any tax imposed upon GRL in a jurisdiction other than the United States if such tax is allowable as a credit against the United States income taxes of GRL; and (ii) any net income tax imposed upon GRL by the United States or any governmental entity within the United States (the fifty (50) states and the District of Columbia). In order for the exception contained in (i) to apply, ARTISOFT must furnish GRL with such evidence as may be required by the United States taxing authorities to establish that such tax has been paid within thirty (30) days of issuance of such evidence by the local taxing authority so that GRL may claim the credit.

     (b) If ARTISOFT is required to bear a tax, duty, levy or similar charge pursuant to (a) above, ARTISOFT shall pay such tax, duty, levy or similar charge and any additional amounts as are necessary to ensure that the net amounts received by GRL hereunder after all such payments or withholdings equal the amounts to which GRL is otherwise entitled under this Agreement as if such tax, duty, levy or similar charge did not apply.

4.05 CHOICE OF LAW

     The Parties agree that the law of New York, exclusive of its conflicts of law provisions, shall apply in any dispute arising with respect to this Agreement.

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4.06 INTEGRATION

     This Agreement sets forth the entire agreement and understanding between the Parties as to the subject matter hereof and merges all prior discussions between them. Neither of the Parties shall be bound by any warranties, understandings, modifications or representations with respect to such subject matter other than as expressly provided herein or in a writing signed with or subsequent to execution hereof by an authorized representative of the Party to be bound thereby.

4.07 OUTSIDE THE UNITED STATES

     (a) There are countries in which the owner of an invention is entitled to compensation, damages or other monetary award for another's unlicensed manufacture, sale, lease, use or importation involving such invention prior to the date of issuance of a patent for such invention but on or after a certain earlier date, hereinafter referred to as the invention's "protection commencement date" (e.g., the date of publication of allowed claims or the date of publication or "laying open" of the filed patent application). In some instances, other conditions precedent must also be fulfilled (e.g., knowledge or actual notification of the filed patent application). The Parties agree that (i) an invention which has a protection commencement date in any such country may be used in such country pursuant to the terms of this Agreement on and after any such date, and (ii) all such conditions precedent are deemed satisfied by this Agreement.

     (b) ARTISOFT hereby agrees to register or cause to be registered, to the extent required by applicable law, and without expense to GRL or any of its RELATED COMPANIES, any agreements wherein sublicenses are granted by it under GRL's PATENTS. ARTISOFT hereby waives any and all claims or defenses, arising by virtue of the absence of such registration, that might otherwise limit or affect its obligations to GRL.

4.08 DISPUTE RESOLUTION

     (a) If a dispute arises out of or relates to this Agreement, or the breach, termination or validity thereof, the Parties agree to submit the dispute to a sole mediator selected by the Parties or, at any time at the option of a Party, to mediation by the American Arbitration Association ("AAA"). If not thus resolved, it shall be referred to a sole arbitrator selected by the Parties within thirty (30) days of the mediation, or in the absence of such selection, to AAA arbitration which shall be governed by the United Mates Arbitration Act.

     (b) Any award made (i) shall be a bare award limited to a holding for or against a Party and affording such remedy as is deemed equitable, just and within the scope of the agreement; (ii) shall be without findings as to issues (including but not limited to patent validity and/or infringement) or a statement of the reasoning on which the award rests; (iii) may in appropriate circumstances (other than patent disputes) include injunctive relief; (iv) shall be made within four (4) months of the appointment of the arbitrator; and (v) may be entered in any court.

     (c) The requirement for mediation and arbitration shall not be deemed a waiver of any right of termination under this Agreement and the arbitrator is not empowered to act or make any award other than based solely on the rights and obligations of the Parties prior to any such termination.

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     (d)  The  arbitrator  shall be  knowledgeable  in the legal  and  technical aspects of this Agreement and shall determine issues of arbitrability but may not limit, expand or otherwise modify the terms of the agreement.

     (e)  The place of mediation and arbitration shall be New York City.

     (f) Each Party shall bear its own expenses but those related to the compensation and expenses of the mediator and arbitrator shall be borne equally.

     (g) A request by a Party to a court for interim measures shall not be deemed a waiver of the obligation to mediate and arbitrate.

     (h) The arbitrator shall have authority to award only compensatory damages. The arbitrator shall no authority to award punitive or other damages, and each Party irrevocably waives any claim thereto.

     (i)  The  Parties,  their  representatives,   other  participants  and  the
mediator and arbitrator shall hold the existence, content and result of mediation and arbitration in confidence.

4.09 RELEASES

     (a) Subject to Section 4.09(c) and to the receipt by GRL of the payment by ARTISOFT specified in Section 2.01, GRL, for itself and for its present RELATED COMPANIES (i.e., RELATED COMPANIES as of the Effective Date), hereby releases, to the extent of its right to do so, ARTISOFT and its present RELATED COMPANIES, and its customers and end users of LICENSED PRODUCTS, from any act of patent infringement arising prior to the Effective Date for which the rights and licenses expressly granted under this Agreement to ARTISOFT and its present RELATED COMPANIES, or to its customers or end users, would be a complete defense had this Agreement been in effect at the time such patent infringement arose.

     (b) Subject to Section 4.09(c), ARTISOFT for itself and for its present RELATED COMPANIES (i.e., RELATED COMPANIES as of the Effective Date), hereby releases, to the extent of its right to do so, GRL and its present RELATED COMPANIES, and its customers and end users of LICENSED PRODUCTS, from any act of patent infringement arising prior to the Effective Date for which the rights and licenses expressly granted under this Agreement to GRL and its present RELATED COMPANIES, or to its customers or end users, would be a complete defense had this Agreement been in effect at the time such patent infringement arose. For the purposes of this Section 4.10(b), RELATED COMPANIES of GRL also includes Lucent Technologies Inc. and its SUBSIDIARIES as they formerly existed as a part of AT&T Corp.

     (c) The releases in Sections 4.09(a) and (b) shall not operate to release any customer of ARTISOFT or any of its RELATED COMPANIES who is a party to any lawsuit involving allegations of patent infringement, patent invalidity or patent unenforceability in which GRL or any of its RELATED COMPANIES is an adverse party as of two weeks prior to the Effective Date.

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
4.10 COVENANT NOT TO SUE

     (a) For a period of five (5) years from the Effective Date and subject to receipt of the fee specified in Section 2.01, GRL and its RELATED COMPANIES agree that it will not file any suit, claim or initiate any other proceeding against ARTISOFT or its SUBSIDIARIES alleging infringement of any patent issued or acquired after the Effective Date.

     (b) For a period of five (5) years from the Effective Date, ARTISOFT and its SUBSIDIARIES agree that it will not file any suit, claim or initiate any other proceeding against GRL or any of its RELATED COMPANIES alleging infringement of any patent issued or acquired after the Effective Date.

     (c) The foregoing Sections 4.10(a) and 4.10(b), however, shall not be construed to be a release by either Party for claims of damages for such infringement.

     IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed in duplicate originals by its duly authorized representatives on the respective dates entered below.


                                    LUCENT TECHNOLOGIES GRL CORPORATION


                                    By: /s/ DANIEL P. MCCURDY
                                        ----------------------------------------
                                        Daniel P. McCurdy
                                        Chairman


                                    Date: 6/28/00
                                          --------------------------------------


                                    ARTISOFT, INC.


                                    By: /s/ MICHAEL P. DOWNEY
                                        ----------------------------------------


                                    Title: Chairman of the Board and Interim CEO


                                    Date: 6/27/00
                                          --------------------------------------

              THIS AGREEMENT DOES NOT BIND OR OBLIGATE EITHER PARTY
                IN ANY MANNER UNLESS DULY EXECUTED BY AUTHORIZED
                        REPRESENTATIVES OF BOTH PARTIES.

                                   APPENDIX A
                                   DEFINITIONS

     ARTISOFT'S PATENTS means every patent (including utility models but excluding design patents and design registrations) issued in any country of the world as of the Effective Date.

     GRL'S PATENTS means all patents (including utility models but excluding design patents and design registrations) issued prior to the Effective Date in any or all countries of the world

          (i) which patents are owned or controlled as of the Effective Date by GRL or any of its RELATED COMPANIES; and

          (ii) with respect to which patents GRL or any of its RELATED COMPANIES has, as of the Effective Date, the right to grant the licenses specified herein.

     INTERACTIVE MESSAGING AND RESPONSE PRODUCTS means an instrumentality or aggregate of instrumentalities comprised of hardware, with or without embedded software, or software, and of a design primarily adapted for enabling access, input, manipulation, playback, recording, identification, transmittal, receipt, routing, transfer and/or retrieval of one or more different types of information. Such types of information include without limitation data, electronic mail, facsimile, image, web pages, audio, audio prompts; video or voice, individually or in aggregate, and such information being communicated unidirectionally or multidirectionally through public or private communications networks, including without limitation the Internet, intranets, telephone or computer networks, or through one or more internal communication paths. INTERACTIVE MESSAGING AND RESPONSE PRODUCTS does not include (i) any semiconductor device or integrated circuit or (ii) any instrumentality or aggregate of instrumentalities, including hardware, with or without embedded software, which provide primary circuit or packet switching function, and thus, for example, but without limitation, does not include central office switches and/or routers. However, INTERACTIVE MESSAGING AND RESPONSE PRODUCTS does include automated call distributor switch hardware and software and products having secondary circuit or packet switching capabilities and includes private branch exchange hardware and software. Such secondary circuit or packet switching capabilities are those that expand the availability of INTERACTIVE MESSAGING AND RESPONSE PRODUCTS without replacing the primary central office switching functions.

     INTERACTIVE MESSAGING AND RESPONSE PRODUCTS, SPECIALIZED means an INTERACTIVE MESSAGING AND RESPONSE PRODUCT which is designed and manufactured to be a substitute for, plug compatible with, or include significant portions of unique physical, functional or interface characteristics embodied in any Lucent or OcteINMX/Opcom legacy INTERACTIVE MESSAGING AND RESPONSE PRODUCT system. INTERACTIVE MESSAGING AND RESPONSE PRODUCTS that merely implement public domain, open system or industry-standard physical, functional or interface characteristics shall not be considered INTERACTIVE MESSAGING AND RESPONSE PRODUCTS, SPECIALIZED.

     LICENSED PRODUCT means: with respect to ARTISOFT, INTERACTIVE MESSAGING AND RESPONSE PRODUCTS; and with respect to GRL, products of any kind.

     NET GROSS SALES means all revenues, excluding investment income (i.e., interest, dividends and other returns on financial investments), from the sale or lease of all LICENSED PRODUCTS, but excluding revenues for the provision of services relating to such products, less revenues refunded to customers due to returns and/or warranty claims.

     RELATED COMPANY means: with respect to ARTISOFT, any SUBSIDIARY of ARTISOFT; and with respect to GRL the term means: (i) any SUBSIDIARY of GRL,
(ii) GRL's parent company, Lucent Technologies Inc., and/or (iii) any SUBSIDIARY of Lucent Technologies Inc.

     REVENUE means NET GROSS SALES of ARTISOFT and any of its RELATED COMPANIES sublicensed pursuant to Section 1.02. For so long as:

          (i)   GRL and ARTISOFT agree,

          (ii) the Computer Telephony Products Group sells only LICENSED PRODUCTS, and

          (iii) TeleVantage products are a part of the Computer Telephony Products Group, then

REVENUE shall be deemed to be that amount reported by ARTISOFT as Computer Telephony Products Group "Product Revenue" in its periodic Security and Exchange Commission (SEC) filings if ARTISOFT separately reports Product Revenue and "Service Revenue" for that group. If ARTISOFT combines "Product Revenue and Service Revenue for that group in its SEC filings, then REVENUE shall be deemed to be ARTISOFT's publicly reported "Computer Telephony Total Revenue", less Computer Telephony Service Revenue, with Product and Service Revenue being calculated according to generally accepted accounting principles. If ARTISOFT does not segregate Computer Telephony Product and Service Revenue in its SEC filings, then ARTISOFT shall certify to GRL, in its semi-annual reports due pursuant to Section 2.05, the amounts of Computer Telephony Product and Service Revenue for such appropriate periods for such reports calculated according to generally accepted accounting principles.

     SUBSIDIARY of a company means a corporation or other legal entity (i) the majority of whose shares or other securities entitled to vote for election of directors (or other managing authority) is now or hereafter controlled by such company either directly or indirectly; or (ii) which does not have outstanding shares or securities but the majority of whose ownership interest representing the right to manage such corporation or other legal entity is now or hereafter owned and controlled by such company either directly or indirectly; but any such corporation or other legal entity shall be deemed to be a SUBSIDIARY of such company only as long as such control or ownership and control exists.

                    APPENDIX B - PARTIAL LIST OF GRL PATENTS

VOICE PROCESSING PATENTS

PATENT NO.        CATEGORY                    INVENTOR             DATE OF ISSUE
----------        --------                    --------             -------------

4,371,752      Store & Forward        Matthews et al.                02/01/1983

4,375,083      Editing                Maxemchuk                      02/22/1983

4,436,963      Auto Attendant         Cottrell et al.                03/13/1984

4,437,087      Coding                 4,437,087 / Petr / Issued
                                      3/13/84                        03/13/1984

4,446,336      VM Feature             Bethel et al.                  05/01/1984

4,449,190      Editing                Flanagan et al.                05/15/1984

4,476,349      LWC/CLID               Cottrell et al.                10/09/1984

4,535,198      VM Feature             Squicciarini                   08/13/1985

4,580,012      Store & Forward        Matthews et al.                04/01/1986

4,581,486      Store & Forward        Matthews et al.                04/08/1986

4,582,959      VM Feature             Myslinski et al.               04/15/1986

4,585,906      Store & Forward        Matthews et al.                04/29/1986

4,587,670      ASR                    Levinson et al.                05/06/1986

4,602,129      Store & Forward        Matthews et al.                07/22/1986

4,612,416      Unified Messaging      Emerson et al.                 09/16/1986

4,640,991      Store & Forward        Matthews et al.                02/03/1987

4,646,346      Unified Messaging      Emerson et al.                 02/24/1987

4,652,700      Store & Forward        Matthews et al.                03/24/1987

4,653,085      VP Network             Chan                           03/24/1987

4,701,954      Coding                 Atal                           10/20/1987

VOICE PROCESSING PATENTS

PATENT NO.        CATEGORY                    INVENTOR             DATE OF ISSUE
----------        --------                    --------             -------------

4,747,124      Auto Attendant         Ladd                           05/24/1988

4,757,525      Store & Forward        Matthews et al.                07/12/1988

4,761,807      Store & Forward        Matthews et al.                08/02/1988

4,764,963      Coding                 Atal                           08/16/1988

4,783,796      Auto Attendant         Ladd                           11/08/1988

4,785,408      Voice Response         Britton et al.                 11/15/1988

4,788,715      ACD/Queue              Lee                            11/29/1988

4,788,715      ACD/Queue              Lee                            11/29/1988

4,790,003      Unified Messaging      Kepley et al.                  12/0611988

4,792,967      Auto Attendant         Ladd                           12/20/1988

4,837,798      Unified Messaging      Cohen et al.                   06/06/1989

4,837,807      LWC/CLID               Szeto et al.                   06/06/1989

4,852,180      ASR                    Levinson                       07/25/1989

4,860,358      ASR                    Rabiner                        08/22/1989

4,873,718      VP Integration         Barnett et al.                 10/10/1989

4,879,743      VP Integration         Burke et al.                   11/07/1989

4,899,358      LWC/CLID               Blakley                        02/06/1990

4,899,385      Coding                 Ketchum et al.                 02/06/1990

4,910,781      Coding                 Ketchum et al.                 03/20/1990

4,914,692      ASR                    Hartwell et al.                04/03/1990

4,926,462      VP Integration         Ladd                           05/15/1990

4,933,967      VM Feature             Lo et al.                      06/12/1990

VOICE PROCESSING PATENTS

PATENT NO.        CATEGORY                    INVENTOR             DATE OF ISSUE
----------        --------                    --------             -------------

4,935,954      VM Feature             Thompson et al.                06/19/1990

4,943,995      Voice Response         Daudelin et al.                07/24/1990

4,980,906      VP Integration         Forson et al.                  12/25/1990

4,996,704      LWC/CLID               Brunson                        02/26/1991

5,003,574      Voice Response         Denq et al.                    03/26/1991

5,007,076      LWC/CLID               Blakley                        04/09/1991

5,017,917      VM Feature             Fisher et al.                  05/21/1991

5,022,070      VP Integration         Forson et al.                  06/04/1991

5,027,358      VP Integration         O'Dell et al.                  06/25/1991

5,034,975      VM Feature             Grimes                         07/23/1991

5,072,309      Facsimile              Brown                          12/10/1991

5,083,308      VP Integration         Gaulke et al.                  01/21/1992

5,117,451      VP Integration         Ladd                           05/26/1992

5,125,024      ASR                    Gokcen et al.                  06/23/1992

5,127,047      Facsimile              Bell et al.                    06/30/1992

5,136,690      Visual OA&M            Becker et al.                  08/04/1992

5,155,760      ASR                    Johnson et al.                 10/13/1992

5,177,780      VM Feature             Kasper et al.                  01/05/1993

5,179,585      Voice Response         MacMillan, Jr. et al.          01/12/1993

5,233,660      Coding                 Chen                           08/03/1993

5,235,669      Coding                 Ordentlich et al.              08/10/1993

5,247,497      VM Feature             Cohn                           09/21/1993

VOICE PROCESSING PATENTS

PATENT NO.        CATEGORY                    INVENTOR             DATE OF ISSUE
----------        --------                    --------             -------------

5,255,314      VP Integration         Applegate et al.               10/19/1993

5,278,894      LWC/CLID               Shaw                           01/11/1994

5,283,833      ASR                    Church et al.                  02/01/1994

5,301,226      VP Network             Olsen                          04/05/1994

5,309,512      ACD/Queue              Blackmon et al.                05/03/1994

5,313,554      Coding                 Ketchum et al.                 05/17/1994

5,319,703      VP Network             Drory                          06/07/1994

5,325,422      Auto Attendant         Ladd                           06/28/1994

5,327,487      Facsimile              Brown                          07/05/1994

5,327,520      Coding                 Chen                           07/05/1994

5,329,583      ACD/Queue              Jurgensen et al.               07/12/1994

5,329,608      ASR                    Bocchieri et al.               07/12/1994

5,339,384      Coding                 Chen                           08/16/1994

5,355,406      Voice Response         Chencinski et al.              10/11/1994

5,392,335      VM Feature             Reeder                         02/21/1995

5,394,460      VP Network             Olsen                          02/28/1995

5,414,757      Unified Messaging      Thompson                       05/09/1995

5,416,830      Voice Response         MacMillan, Jr. et al.          05/16/1995

5,416,836      VM Feature             Marinelli et al.               05/16/1995

5,418,845      VM Feature             Reeder                         05/23/1995

5,434,908      Unified Messaging      Klein                          07/18/1995

5,444,774      ACD/Queue              Friedes                        08/22/1995

VOICE PROCESSING PATENTS

PATENT NO.        CATEGORY                    INVENTOR             DATE OF ISSUE
----------        --------                    --------             -------------

5,475,738      Unified Messaging      Penzias                        12/12/1995

5,479,411      Unified Messaging      Klein                          12/26/1995

5,479,498      Voice Response         Brandman et al.                12/26/1995

5,481,597      VM Feature             Given                          01/02/1996

5,506,872      Coding                 Mohler                         04/09/1996

5,506,901      VP Integration         Reeder                         04/09/1996

5,509,104      ASR                    Lee et al.                     04/16/1996

5,517,556      Facsimile              Pounds et al.                  05/14/1996

5,519,507      Facsimile              Subramaniam et al:             05/21/1996

5,524,137      Unified Messaging      Rhee                           06/04/1996

5,541,836      ASR                    Church et al.                  07/30/1996

5,557,659      Unified Messaging      Hyde-Thomson                   09/17/1996

5,564,048      Visual OA&M            Eick et al.                    10/08/1996

5,572,578      VM Feature             Lin et al.                     11/05/1996

5,572,650      Visual OA&M            Antis et al.                   11/05/1996

5,579,436      ASR                    Chou et al.                    11/26/1996

5,581,797      Visual OA&M            Baker et al.                   12/03/1996

5,596,703      Visual OA&M            Eick et al.                    01/21/1997

5,606,644      ASR                    Chou et al.                    02/25/1997

5,621,727      VM Feature             Vaudreuil                      04/15/1997

5,623,590      Visual OA&M            Becker et al.                  04/22/1997

6,636,350      Visual OA&M            Eick et al.                    06/03/1997

VOICE PROCESSING PATENTS

PATENT NO.        CATEGORY                    INVENTOR             DATE OF ISSUE
----------        --------                    --------             -------------

5,644,692      Visual OA&M            Eick et al.                    07/01/1997

5,717,742      Unified Messaging      Hyde-Thomson                   02/10/1998